Exhibit 99.1

UFP TECHNOLOGIES, INC.	Tel. 978-352-2200
172 East Main Street	www.ufpt.com
Georgetown, MA 01833 — USA	Contact: Ron Lataille

FOR IMMEDIATE RELEASE

August 9, 2005

UFPT ANNOUNCES STRONG 2ND QUARTER RESULTS

Georgetown, Mass. (August 9, 2005).  UFP Technologies, Inc. (Nasdaq: UFPT), a manufacturer of packaging and component products, today reported a net profit of $314,000, or $0.06 per diluted common share outstanding for its second quarter ended June 30, 2005, compared to a net profit of $216,000, or $0.04 per diluted share outstanding for the same period a year ago.  Sales for the second quarter were $20.9 million, or 24% better than sales of $16.8 million last year.  For the six-month period ended June 30, 2005, the Company reported earnings of $400,000, or $0.08 per diluted share outstanding, compared to earnings of $270,000, or $0.06 per diluted share last year.  Year-to-date sales were $39.1 million, or a 19% improvement over sales of $32.8 million last year.

“We are pleased with our continued progress on both the top and bottom lines,” said R. Jeffrey Bailly, President & CEO. “Our medical and military business continues to grow at a healthy pace; we are currently working to double our clean room capacity to meet rising medical market demand. Also, due in part to higher petroleum prices, we have seen a solid increase in our pipeline for molded fiber products. Our new automotive program in Atlanta is proceeding smoothly as well.” However Bailly added, “the balance of our automotive business in Michigan is facing very challenging market conditions.”

UFP Technologies is a leading designer and manufacturer of interior protective packaging solutions using molded fiber, vacuum-formed plastics, and molded and fabricated foam plastic products.  The Company also designs and manufactures engineered component solutions using laminating, molding, and fabricating technologies.  The Company primarily serves the electronics, medical, military, automotive, consumer, and industrial markets.

This news release contains forward-looking information that involves risks and uncertainties, including statements about expected improved results from the Company’s investments, plans to increase clean room capacity and increases in orders of our molded fiber products.  Investors are cautioned that such forward-looking statements involve risks and uncertainties, including the ability of the Company to achieve positive results due to competition, decisions by customers to cancel or defer orders for our molded fiber products that previously had been accepted, evolving customer requirements, difficulties in integrating acquired businesses and product lines, difficulties associated with the roll out of new products, general economic and industry conditions and other factors. Accordingly, actual results may differ materially. Readers are referred to the documents filed by the Company with the SEC, specifically the last reports on Forms 10-K and 10-Q. The forward-looking statements contained herein speak only of the Company’s expectations as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which any such statement is based.

Consolidated Condensed Statements of Income

($ in thousands, except Per Share data)

(unaudited)

	Three Months Ended		Six Months Ended
	30-Jun-05	30-Jun-04	30-Jun-05	30-Jun-04
Net sales	$20,918	$16,827	$39,110	$32,762
Cost of sales	16,792	13,166	31,361	25,859
Gross profit	4,126	3,661	7,749	6,903
SG&A	3,373	3,118	6,423	6,100
Operating income	753	543	1,326	803
Interest expense, other income & expenses	246	198	682	370
Income before income taxes	507	345	644	433
Income taxes	193	129	244	163
Net income	$314	$216	$400	$270
Weighted average shares outstanding	4,814	4,613	4,772	4,593
Weighted average diluted shares outstanding	5,235	5,006	5,215	4,911

Per Share Data
Net income per share outstanding	$0.07	$0.05	$0.08	$0.06
Net income per diluted share outstanding	$0.06	$0.04	$0.08	$0.06

Consolidated Condensed Balance Sheets

($ in thousands)

	Unaudited	Audited
	30-Jun-05	31-Dec-04
Assets:
Current assets	$20,241	$18,565
Net property, plant, and equipment	11,722	11,384
Other assets	9,664	9,683
Total assets	$41,627	$39,632
Liabilities and stockholders’ equity:
Current liabilities	$18,528	$17,134
Long-term debt	7,322	7,497
Other liabilities	1,304	1,214
Total liabilities	$27,154	$25,845
Total stockholders’ equity	14,473	13,787
Total liabilities and stockholders’ equity	$41,627	$39,632

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